                                                                   Exhibit 10.15

Recording requested by and
after recording return to:
Stuart S. Barnett, Esq.
6500 Wilshire Blvd.
16th Floor
Los Angeles, CA  90048


                             SURRENDER OF POSSESSION

                                       AND

                         TERMINATION OF LEASE AGREEMENT


            THIS AGREEMENT is made as of December , 2002, by and between TIME REALTY INVESTMENTS, INC., a California corporation ("Landlord"), and BRIAZZ, INC., a Washington corporation ("Tenant").

            1. Recitals. This Agreement is made with reference to the following facts and objectives.

                (a) On December 15, 1997, Landlord and Tenant entered into a "STANDARD INDUSTRIAL/COMMERCIAL SINGLE-TENANT LEASE-NET" for the premises commonly known as 200 Center Street, El Segundo, California 90245 (the "Premises") and legally described as:

                Lots 18, 19, 20, 37, 38, and 39 of Block 123 Of El Segundo, in the city of El Segundo, in the County of Los Angeles, State of California, as per map recorded in Book 22, Pages 106 and 107 of Maps, in the offices of the County Recorder of said County.

                Tax Parcel Number: 4139-005-034, 439-005-035.

                (b) Tenant desires to surrender possession of the Premises, including installed fixtures and equipment used to operate the business conducted by Tenant thereon, to Landlord concurrent with, and immediately upon, execution of this Agreement;

                (c) Landlord desires Tenant's surrender of possession either concurrent with, and immediately upon, execution of this Agreement, or in any event no later than 12/31/02; and

                (d) The Parties wish to terminate the Lease in order that Landlord and Tenant can be released and discharged from further performance of the Lease.

                2. Effective Date. the effective date of this Agreement shall be the date that Tenant executes this Agreement.

                3. Termination of Lease and Surrender of Possession. On the effective date of this Agreement, Tenant surrenders possession of the Premises, forfeits all rights under the Lease, and the Lease is terminated.

                4. Consideration to Landlord. For and in consideration for Landlord executing this Surrender of Possession and Termination of Lease Agreement, Tenant forfeits any right, title, and interest, in the Fifteen Thousand ($15,000.00) Dollar security deposit, and Tenant forfeits any right, title, and interest, in the attached fixtures, and miscellaneous equipment, and other personal property located at the leased premises which will be left by Tenant.

                5. Release of Liability. With exception for the indemnification of Landlord by Tenant as set forth in this Agreement, on the effective date of this Agreement, Landlord and Tenant, shall be fully and unconditionally released and discharged from their respective obligations from or connected with the provisions of the Lease. This Agreement shall fully and finally settle all demands, charges, claims, accounts or causes of action of any nature, including without limitation, both known and unknown claims and causes of action that arose out of or in connection with the Lease, and it constitutes a mutual release with respect to the Lease.


                Each of the parties expressly waives the provisions of California Civil Code, section 1542, which provides:

                      "A general release does not extend to claims which creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."


                6. Indemnification. Tenant shall indemnify and hold Landlord and the property of Landlord, including the Premises, free and harmless from any and all liability, claims, loss, damages, or expenses, including reasonable counsel fees and costs, arising by reason of the operation of Tenant's business at the leased premises, and by virtue of the forfeiture of all right, title and interest in the aforesaid attached fixtures, equipment, and personal property. This indemnification shall extend to any damages or injuries or claims arising by reason of operation of Tenant's business at the leased premises, and caused or allegedly caused by (1) any cause whatsoever while the Tenant was in possession of the Premises; (2) some condition of the Premises while Tenant was in possession; (3) some act or omission on the Premises while Tenant was in possession; or (4) any matter connected with Tenant's occupation and use of the Premises. Tenant further represents and warrants that all personal property, fixtures and equipment, located on the Premises is free and clear of any liens, claims or obligations.

                7. Personal Property, Fixtures and Equipment. Tenant acknowledges that any and all personal property, fixtures and equipment left on the Premises as of 12/31/02, shall be the property of the Landlord. Excluding office equipment til 1/15/03 /s/ VA

                8. Successors. This Agreement shall be binding and inure to the benefit of the Parties and their successors.

                9. Attorneys Fees. In the event legal action is commenced to enforce or interpret this Agreement, the prevailing Party in such action shall be entitled to recover from the losing Party the reasonable attorneys fees and costs incurred by the prevailing Party in such action.

                10. The Parties' settlement of any differences and the contents of this Agreement is privileged and confidential information. The Parties may not divulge the terms of this Agreement to anyone under any circumstances, except for legal and other professional advisers. The breach of this confidentiality provision of this Agreement shall be deemed to be a material breach, for which the non-breaching Party may recover general damages and punitive damages.

                By their signatures below, the undersigned represent that they have read the foregoing Agreement, and fully understand and agree to each of the terms and conditions set forth therein.

                EXECUTED on the date first above written at Los Angeles, California.

                                       TENANT:
                                          BRIAZZ, INC.


                                          By /s/ Victor D. Alhadeff
                                             -----------------------------------
                                                   Victor Alhadeff, CEO

                                       LANDLORD:

                                          TIME REALTY INVESTMENTS, INC.

                                          By
                                             -----------------------------------
                                                   Fred W. Plotke, President